Exhibit 10.1

Equity Transfer Framework Agreement

Party A (transferor)

Party A 1: China Capital Investment (Group) Co., Ltd.

Unified Social Credit Code: 9131000063132153X4

Legal representative: Chuanyou Zhou

Address: 20th Floor, No. 333, Caoxi North Road, Xuhui District, Shanghai

Party A 2: Shanghai CCI Investment Co., Ltd

Unified Social Credit Code: 91310115132275532U

Legal representative: Chuanyou Zhou

Address: 20th Floor, No. 333, Caoxi North Road, Xuhui District, Shanghai

Party A 3: Shanghai Hengshi Investment Management Co., Ltd.

Unified Social Credit Code: 91310115667796780P

Legal representative: Chuanyou Zhou

Address: Room 603A-8, No.1988，Dongfang Road, Pudong Xinqu District

Party A 4: Xinjiang Huizhong Yifu Investment Co., Ltd.

Unified Social Credit Code: 9165010067023333X8

Legal representative: Chengye Hu

Address: Office 1, 25th Floor, Building 1, Urban Construction Building, No. 133, Nanhu Road, Shuimogou District, Urumqi, Xinjiang.

Party B (transferee): Zhejiang Yitang Medical Service Co., Ltd.

Unified social credit code: 91330109MA2KKBYD06

Legal representative: Dehong Zhang

Address: Room 1306, 13th Floor, Building 1, Jiangning Building, No. 27, Ningtai Road, Ningwei Street, Xiaoshan District, Hangzhou City, Zhejiang Province

(Party A and Party B are collectively referred to as "Parties", Party A 1, Party A 2, Party A 3, Party A 4 are collectively referred to as "Party A")

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This agreement is signed by the parties in Changning District, Shanghai, China dated November 5, 2021.

Whereas：

1. Shanghai Jiaoda Onlly Co., Ltd. (hereinafter referred to as the "target company") (stock code: 600530) is a legally established and legally existing joint-stock company, domiciled at No. 666, Huancheng Road, Songjiang District, Shanghai, unified social credit code is 9131000013412536XD.

2. Party A is a legally established and legally existing limited liability company, and jointly holds 124,590,064 shares of the target company, with a shareholding ratio of 15.97%.

The Parties agree as follows:

Article 1 Target shares and transfer price

1.	Target shares: Party A transfers 124,590,064 shares of the target company to Party B by means of agreement transfer or other means agreed upon by both parties to sell unrestricted tradable shares of the target company (accounting for 15.97% of the total number of shares of the target company) and the resulting ownership rights and interests (Including all the attached rights and rights under these shares) (hereinafter referred to as the "underlying shares"), Party B is willing to accept these shares. (Hereinafter referred to as "this share transfer").

2.	Transfer price: The two parties agree that the price is approximately RMB 4.09 yuan per share, and the total price is RMB 509,655,288. The final transfer price shall be agreed in the formal equity transfer agreement.

Article 2 Prerequisites for this share transfer

1.	This agreement has been officially signed and entered into force.

2.	This transaction has been approved by Party A’s competent authority.

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Article 3 The steps of this share transfer

1.	On or Before November 5, 2021, Party B shall pay the equity transfer amount of RMB 50 million to the account designated by Party A.

2.	Before December 30, 2021, Party A and its concerted actors shall jointly establish a joint account with Party B. On or before January 30, 2022, Party A and its concerted actors and Party B shall sign a formal equity transfer agreement for this share transfer. On or before January 30, 2022, the remaining amount RMB 459,655,288 shall be paid to the joint account (The deposit and withdrawal of this account are only in accordance with Party B's own instructions).

3.	Both parties agree that the equity transfer funds in the joint account can be used to the pledge of the underlying shares, so the transfer registration procedures will be facilitated. Both parties confirm that after Party B has paid the full amount of the equity transfer funds to the joint account pursuant to Article 2 of the agreement, the removal of the pledge and the guarantee cancellation procedures for the underlying shares will be completed within seven working days. Both parties will cooperate and complete the pledge removal as soon as possible

4.	After the joint account receives all the amount for share transfer and the removal of the pledge of the target shares, the target shares shall be registered with Party B within five trading days. After the target shares are registered in the name of Party B, Party B shall transfer the remaining equity transfer amount from joint account to Party A’s designated account within two working days.

Article 4 Corporate Governance Arrangements After the Share Transfer

After both Parties complete the share transfer and registration of the target shares, Party B has the right to appoint the directors, supervisors and management personnel of the target company in accordance with the articles of association of the target company.

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Article 5 Protective Clauses

The Parties confirm that after the signing of this agreement until January 30, 2022, Party A shall not engage in any negotiation with any third party other than Party B or its designated party regarding the share transfer.

Article 6 Liability for breach of contract

1.	If Party B fails to pay the equity transfer payment in time or Party B fails to pays the equity transfer payment to the joint account in time, or Party B fails to transfer the amount from the joint account to Party A’s designated account, Party B shall pay one tenth of one percent (0.1%)of the unpaid amount daily.

2.	If Party B unilaterally terminates the transfer of the underlying shares or unilaterally terminates this agreement, or any payment overdue by Party B over 30 days (including Party B’s failure of the payment for share transfer or Party B’s failure of the transfer of the amount from the joint account to Party A’s designated account), Party B shall pay Party A 20% of the total equity transfer price as penalty. The penalty can be paid via deducting from the deposit Party B has paid, and the balance shall be paid by Party B within the time period notified by Party A, and Party A has the right to terminate this agreement. If Party A chooses to terminate this agreement, this agreement shall be terminated upon the receipt of the notice of the termination notice. If Party A unilaterally terminates the transfer of the target shares or unilaterally terminates this agreement, Party A shall refund the deposit paid by Party B, and Party A shall pay Party B 20% of the total equity transfer price as liquidated damages, and Party B has the right to choose to terminate this agreement. If Party B chooses to terminate this agreement, this agreement shall be terminated upon the receipt of the termination notice of Party A.

3.	The non-breaching party has the right to exempt the breaching party from the liability for breach of contract.

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Article 7 Confidentiality

Without the unanimous written consent of both parties, neither party shall disclose any content of this agreement and any information related to this agreement to any third party until the relevant information has been publicly disclosed. If any party violates the confidentiality obligations stipulated in this article, it shall compensate the observing party and its related parties for all losses.

Article 8 Effective, modification and termination of the agreement

1.	This agreement will take effect on the day when Party A and Party B affix their official seals. This agreement is in six copies, each party holds one copy, and the target company keeps one copy.

2.	This agreement is only a framework agreement, and the details will be specified in the final formal equity transfer agreement

3.	This agreement will automatically be terminated upon the effective of the formal equity transfer agreement.

Article 9 Notification

1.	Any notice provided by either party of this agreement to the other party shall be written in Chinese and sent out in writing.

2.	When the notification is sent by e-mail, the delivery time is when the data message is sent to the communication terminal; if it is delivered by hand, the delivery time is when the recipient receives the notification; if it is sent by mail, the fifth (5) working day after mailing will be the deemed delivery time. If the receiving party refuses to receive it, it shall be deemed to have been delivered, and the date of rejection indicated on the mailing or delivery receipt shall be the date of delivery.

3.	All written notices sent to other parties shall be sent to the following address. Any party changing the address and communication method shall notify the other party three (3) working days in advance. If the other party’s notification of change is not received, the notification sent to the following address shall be deemed to have been served after the time specified in the following paragraph:

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Party A:

Address: 20th Floor, No. 333, Caoxi North Road, Xuhui District, Shanghai

Attn: Yunjian Zhang

Phone: 62705198

Party B: Zhejiang Yitang Medical Service Co., Ltd.

Address: Room 1306, 13th Floor, Building 1, Jiangning Building, No. 27, Ningtai Road, Ningwei Street, Xiaoshan District, Hangzhou City, Zhejiang Province

Attn: Dehong Zhang

Phone:18668483733

（signature page follows）

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This page is only for signatures.

It is certified that this agreement has been signed by the parties on the date stated at the beginning of the Agreement.

Party A 1 (seal): China Capital Investment (Group) Co., Ltd.

Legal representative/authorized representative

Party A 2 (seal): Shanghai CCI Investment Co., Ltd

Legal representative/authorized representative:

Party A 3 (seal): Shanghai Hengshi Investment Management Co., Ltd.

Legal representative/authorized representative:

Party A 4 (seal): Xinjiang Huizhong Yifu Investment Co., Ltd.

Legal representative/authorized representative:

Party B (seal): Zhejiang Yitang Medical Service Co., Ltd.

Legal representative/authorized representative:

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